Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. reports third quarter 2014 net income of $191.4 million, or $0.54 per diluted common share, up 72 percent from prior year.
$21.4 billion in originations year-to-date 2014.
Return on average equity of 23.9 percent, and return on average assets of 2.5 percent for the third quarter 2014.
Dallas, TX (November 4, 2014) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) today announced net income for third quarter 2014 of $191.4 million, or $0.54 per diluted common share, compared to net income attributable to SCUSA shareholders for third quarter 2013 of $111.2 million, or $0.32 per diluted common share.

"Our Company delivered strong results with quarterly net income growth of 72 percent from prior year. Net income through nine months was $519.3 million, or $1.46 per diluted share. However, core net income1 through nine months was $595.2 million, or $1.67 per diluted share, keeping us ahead of our EPS objective for the year," said Tom Dundon, Chairman and Chief Executive Officer.

In the third quarter, total originations were $7.4 billion, including more than $3.0 billion in Chrysler retail loans, more than $1.2 billion in Chrysler leases originated for our own portfolio, and approximately $604 million in Chrysler lease and dealer loan originations facilitated for an affiliate. Other originations, including other auto and unsecured consumer loans, for the quarter totaled $2.5 billion. Total origination growth was 13 percent for the third quarter of 2014 as compared to 2013. For the first nine months of 2014, origination volume was $21.4 billion, including more than $9.1 billion in Chrysler retail loans, more than $3.7 billion in Chrysler leases, and approximately $1.6 billion in Chrysler lease and dealer loan originations facilitated for an affiliate. Other originations, including other auto and unsecured consumer loans, for the first nine months totaled $7.0 billion.

Mr. Dundon noted, "We have demonstrated strong origination volumes given our robust national origination franchise and the growing Chrysler relationship. A portion of our originations were sold to third parties or facilitated for an affiliate, which more than doubled our serviced for others portfolio since December 31, 2013. Continued prime loan sales, consistent with growing the capital-light fee income business, demonstrate our strategy to retain higher margin paper, which is accretive to long-term earnings. Although there are higher losses and provisions associated with these retained assets, we are comfortable with the risk and prefer the more attractive structures."

Finance receivables, loans and leases, net, increased 3 percent to $27.3 billion at September 30, 2014 from $26.5 billion at June 30, 2014 and increased 17 percent from $23.4 billion at December 31, 2013, driven by Chrysler Capital. During the quarter, SCUSA sold $2.4 billion of retail installment contracts with a higher average APR than the $739 million sold in third quarter 2013 and the $1.4 billion sold in the second quarter of 2014, due to the sale of more near-prime loans through our CCART platform as compared to the flow agreements which comprised all sales during the second quarter 2014 and the third quarter 2013. SCUSA's retained portfolio average APR as of the end of the third quarter for retail installment contracts was 16.3 percent, in line with the 16.3 percent as of the end of the fourth quarter 2013.

1 For a reconciliation from GAAP to this non-GAAP measure, see "Reconciliation of Non-GAAP Measures" on Page 13 of this release.

Net finance and other interest income increased 24 percent to $1.1 billion in the third quarter 2014 from $901 million in the third quarter 2013, driven by the 30 percent year-over-year growth in the average portfolio. The provision for credit losses increased to $770 million in the third quarter 2014, from $598 million in the third quarter 2013, and from $589 million in the second quarter 2014. The quarter-over-quarter provision increase was mainly driven by the maturing unsecured consumer loan portfolio as well as expected seasonal patterns as performance deteriorates in the second half of the year. Year-over-year provision increase was mainly attributable to portfolio growth as well as the maturing of the unsecured portfolio, partly offset by impact from the runoff of purchased portfolios. The allowance for loan losses increased to $3.3 billion at September 30, 2014, from $3.1 billion at June 30, 2014, resulting in an increase in the allowance to loans ratio to 12.3 percent from 11.6 percent.
SCUSA’s net charge-off ratio increased to 8.4 percent for the third quarter 2014 from 5.8 percent for the second quarter 2014, and increased from 6.4 percent for the third quarter 2013, consistent with expected seasonal patterns and portfolio mix. The net charge-off ratio for retail installment contracts increased to 7.9 percent for the third quarter 2014 from 5.2 percent for the second quarter 2014, and increased from 6.5 percent for the third quarter 2013. Additionally, SCUSA’s delinquency ratio increased moderately to 4.1 percent as of the end of the third quarter 2014 from 3.8 percent at the end of the second quarter 2014, and is in line with the 4.0 percent delinquency ratio as of the end of the third quarter 2013. As the unsecured portfolio seasons and used car values decrease from recent highs, net charge-offs are increasing both quarter-over-quarter and year-over-year.
"The allowance to loans ratio has increased due to seasonal and model impacts, as well as the mix of retained loans. Based on the configuration of our forward-looking provisioning model, we typically see an impact in the third quarter due to the model capturing two full fourth quarters of seasonally worse performance. We have also added provisions to our maturing unsecured business. We remain excited about the opportunity in unsecured and its associated margins. Finally, the execution of the CCART deal, consisting of roughly $1 billion of assets with above average credit profiles, resulted in a shift in the allowance to loans ratio from Q2, which did not include a similar transaction. Year-over-year increases in net losses are expected as historically favorable 2009-2012 vintages roll off and recoveries decrease. We see the shift in losses returning to more normalized levels, and our yields today are in line with our expectations," said Jason Kulas, President and Chief Financial Officer.
During the quarter, SCUSA incurred $202 million of operating expenses, up 15 percent from $176 million in the third quarter 2013, primarily due to SCUSA’s strong asset growth over the previous year and some regulatory and compliance enhancements. SCUSA produced a 16.0 percent efficiency ratio for the quarter, compared to 18.0 percent in the same period last year, evidencing SCUSA's scalability as the portfolio grows.
During the quarter, SCUSA continued to show strong access to liquidity with the execution of two securitizations totaling $2.35 billion, $1.25 billion in private term amortizing facilities and an additional $250 million in warehouse borrowing capacity.
Additionally, SCUSA continued to focus on its forward flow relationships in order to leverage its servicing platform and increase servicing fee income. During the quarter, SCUSA completed loan sales totaling $1.4 billion through monthly loan sale programs to Bank of America and Citizens Bank of Pennsylvania ("CBP"). Additionally, $1.0 billion in assets were sold via the Chrysler Capital prime retail securitization platform ("CCART"). Year-to-date, SCUSA has sold or facilitated originations of over $7.4 billion to third parties or to an affiliate. Servicing fee income totaled $20.5 million in the third quarter 2014, up from $7.4 million in the third quarter 2013 primarily due to the increase in the portfolio of loans and leases serviced for others to $10.2 billion as of September 30, 2014, up from $8.0 billion as of June 30, 2014 and $4.5 billion as of December 31, 2013. For the third quarter 2014, net investment gains, which primarily consist of gains on sale, totaled $38.0 million, up from $21.6 million in the second quarter 2014 and $7.7 million in the third quarter 2013, driven mostly by the CCART transaction.

Conference Call Information
SCUSA management will host a conference call and webcast to discuss the third quarter results and other general matters at 9 a.m. EST on Tuesday, November 4, 2014. The conference call will be accessible by dialing 844-856-2691 (U.S. domestic), or 815-926-1990 (international), conference ID 15842998. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q3 2014 Earnings Call. Additionally there will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download, and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 855-859-2056 (U.S. domestic), or 404-537-3406 (international), conference ID 15842998, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through November 4, 2015. An investor presentation will also be available by visiting the Investor Relations page of SCUSA’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure
This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SCUSA believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and SCUSA’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are: (a) we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business; (b) adverse economic conditions in the United States and worldwide may negatively impact our results; (c) our business could suffer if our access to funding is reduced; (d) we face significant risks implementing our growth strategy, some of which are outside our control; (e) our agreement with Chrysler may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (f) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (g) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (h) loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; (i) we are subject to certain regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the Bank of Spain, and the Federal Reserve, which oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (j) future changes in our relationship with Santander could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) is a full-service, technology-driven consumer finance company focused on vehicle finance and unsecured consumer lending products. The company, which began originating retail installment contracts in 1997, has a serviced finance portfolio of more than $40 billion (as of September 30, 2014), has more than two million customers across all credit grades, and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Third Quarter 2014

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Originations	10
Table 5: Asset Sales	11
Table 6: Ending Portfolio	12
Table 7: Reconciliation of Non-GAAP Measures	13

Table 1: Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
Assets	(Unaudited, Dollars in thousands, except per share data)
Cash and cash equivalents	$43,889	$10,531
Receivables held for sale	91,153	82,503
Retail installment contracts held for investment, net	21,319,080	20,219,609
Unsecured consumer loans, net	1,340,283	954,189
Restricted cash	1,989,434	1,563,613
Receivables from dealers, held for investment, net	97,178	94,745
Accrued interest receivable	352,473	319,157
Leased vehicles, net	4,414,008	2,023,433
Furniture and equipment, net	29,274	25,712
Federal, state and other income taxes receivable	119,397	372,338
Deferred tax asset	143,524	197,041
Goodwill	74,056	74,056
Intangible assets	53,935	54,664
Capital lease receivables, net	45,588	—
Other assets	528,020	410,305
Total assets	$30,641,292	$26,401,896

Liabilities and Equity
Liabilities:
Notes payable	$8,390,080	$8,099,773
Notes payable — secured structured financings	18,444,397	15,195,887
Accrued interest payable	25,777	26,512
Accounts payable and accrued expenses	304,578	283,106
Federal, state and other income taxes payable	91,460	7,623
Other liabilities	81,787	102,163
Total liabilities	27,338,079	23,715,064

Equity:
Common stock, $0.01 par value — 1,100,000,000 shares authorized;
348,984,592 and 346,763,261 shares issued and 348,981,438 and 346,760,107 shares outstanding, respectively	3,490	3,468
Additional paid-in capital	1,551,413	1,409,463
Accumulated other comprehensive income (loss)	4,556	(2,853)
Retained earnings	1,743,754	1,276,754
Total stockholders’ equity	3,303,213	2,686,832
Total liabilities and equity	$30,641,292	$26,401,896

Table 2: Condensed Consolidated Statements of Income

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,177,828	$1,011,492	$3,481,605	$2,723,774
Leased vehicle income	263,148	50,099	629,209	60,129
Other finance and interest income	2,512	1,029	3,636	5,870
Total finance and other interest income	1,443,488	1,062,620	4,114,450	2,789,773
Interest expense	129,135	120,589	381,895	291,062
Leased vehicle expense	200,397	41,485	499,601	48,513
Net finance and other interest income	1,113,956	900,546	3,232,954	2,450,198
Provision for credit losses	769,689	598,201	2,057,419	1,223,805
Net finance and other interest income after provision for credit losses	344,267	302,345	1,175,535	1,226,393
Profit sharing	10,556	27,238	66,773	34,802
Net finance and other interest income after provision for credit losses and profit sharing	333,711	275,107	1,108,762	1,191,591
Investment gains, net	38,015	7,678	95,431	8,950
Servicing fee income	20,547	7,384	53,051	21,010
Fees, commissions, and other	91,399	63,278	275,733	178,918
Total other income	149,961	78,340	424,215	208,878
Salary and benefits expense	88,940	79,293	384,544	217,172
Repossession expense	50,738	36,091	144,817	103,231
Other operating costs	62,228	60,756	202,219	175,909
Total operating expenses	201,906	176,140	731,580	496,312
Income before income taxes	281,766	177,307	801,397	904,157
Income tax expense	90,397	65,486	282,081	322,413
Net income	191,369	111,821	519,316	581,744
Noncontrolling interests	—	(576)	—	1,821
Net income attributable to Santander Consumer USA Holdings Inc. shareholders	$191,369	$111,245	$519,316	$583,565

Net income	$191,369	$111,821	$519,316	$581,744
Net income per common share (basic)	$0.55	$0.32	$1.49	$1.69
Net income per common share (diluted)	$0.54	$0.32	$1.46	$1.69
Dividends declared per common share	$—	$—	$0.15	$0.84
Weighted average common shares (basic)	348,955,505	346,172,443	348,630,740	346,169,595
Weighted average common shares (diluted)	355,921,570	346,172,443	355,809,576	346,169,595

Table 3: Other Financial Information

(Dollars in thousands)	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Ratios
Yield on individually acquired retail installment contracts	17.4%	17.7%	17.5%	18.1%
Yield on purchased receivables portfolios	15.0%	13.0%	15.2%	13.1%
Yield on receivables from dealers	3.2%	3.6%	3.8%	3.7%
Yield on unsecured consumer loans	21.9%	31.7%	24.5%	30.8%
Yield on earning assets (1)	15.7%	16.8%	16.1%	17.1%
Cost of debt (2)	1.9%	2.2%	2.0%	2.1%
Net interest margin (3)	14.1%	14.9%	14.4%	15.3%
Efficiency ratio (4)	16.0%	18.0%	20.0%	18.7%
Return on average assets (5)	2.5%	1.8%	2.4%	3.6%
Return on average equity (6)	23.9%	17.7%	23.1%	31.6%
Net charge-off ratio on individually acquired retail installment contracts (7)	7.9%	6.5%	6.4%	5.0%
Net charge-off ratio on purchased receivables portfolios (7)	3.0%	7.0%	4.4%	5.2%
Net charge-off ratio on unsecured consumer loans (7)	20.4%	0.6%	17.4%	0.4%
Net charge-off ratio (7)	8.4%	6.4%	6.9%	4.9%
Delinquency ratio, end of period (8)	4.1%	4.0%	4.1%	4.0%
Tangible common equity to tangible assets (9)	10.4%	9.6%	10.4%	9.6%
Common stock dividend payout ratio (10)	—	—	10.1%	49.8%
Allowance to loans (11)	12.3%	9.7%	12.3%	9.7%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$476,802	$323,929	$1,124,917	$641,900
Charge-offs, net of recoveries, on purchased receivables portfolios	8,728	46,653	47,571	129,467
Charge-offs, net of recoveries, on unsecured consumer loans	79,938	814	178,675	821
Total charge-offs, net of recoveries	$565,468	$371,396	$1,351,163	$772,188
End of period Delinquent principal over 60 days	$1,101,525	$969,886	$1,101,525	$969,886
End of period Gross finance receivables, loans and capital leases	26,806,074	24,274,258	26,806,074	24,274,258
End of period Gross finance receivables, loans, and leases	31,831,631	25,638,151	31,831,631	25,638,151
Average Gross individually acquired retail installment contracts	24,150,655	19,873,599	23,261,250	17,214,334
Average Gross purchased receivables portfolios	1,149,344	2,676,906	1,446,655	3,325,260
Average Gross receivables from dealers	113,372	243,679	124,026	175,213
Average Gross unsecured consumer loans	1,567,511	536,154	1,369,631	248,206
Average Gross finance receivables, loans and capital leases	$27,016,623	$23,330,338	$26,217,950	$20,963,013
Average Gross finance receivables, loans, and leases	$31,616,751	$24,256,400	$29,958,707	$21,353,289
Average Total assets	$30,446,488	$24,352,346	$29,173,189	$21,514,270
Average Debt	$26,750,117	$21,451,420	$25,718,012	$18,681,703
Average Total equity	$3,198,603	$2,525,997	$2,997,634	$2,453,782

(1)	“Yield on earning assets” is defined as the ratio of Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(2)	“Cost of debt” is defined as the ratio of Interest expense to Average debt

(3)	“Net interest margin” is defined as the ratio of Net finance and other interest income to Average gross finance receivables, loans and leases

(4)	“Efficiency ratio” is defined as the ratio of Operating expenses to the sum of Net finance and other interest income and Other income

(5)	“Return on average assets” is defined as the ratio of Net income to Average total assets

(6)	“Return on average equity” is defined as the ratio of Net income to Average total equity

(7)	“Net charge-off ratio” is defined as the ratio of Charge-offs, net of recoveries, to average balance of the respective portfolio

(8)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period Gross finance receivables and loans

(9)
“Tangible common equity to tangible assets" is defined as the ratio of Total equity, excluding Goodwill and intangible assets, to Total assets, excluding Goodwill and intangible assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” on Page 13 of this release)

(10)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to Santander Consumer USA Holdings Inc. shareholders

(11)	“Allowance to loans” is defined as the ratio of Allowance for credit losses to End of period Gross finance receivables, loans and capital leases held for investment

Table 4: Originations

	Three Months Ended			Nine Months Ended
	September 30, 2014	September 30, 2013	June 30, 2014	September 30, 2014	September 30, 2013
Retained Originations	(Dollars in thousands)			(Dollars in thousands)
Retail installment contracts	$3,497,949	$4,490,120	$3,142,527	$10,439,003	$11,641,318
Average APR	15.0%	15.2%	16.0%	15.9%	16.0%
Discount	3.7%	2.4%	4.6%	4.1%	3.2%

Unsecured consumer loans	$249,474	$276,265	$262,617	$619,993	$665,166
Average APR	21.6%	23.5%	20.0%	22.7%	22.9%
Discount	—	8.3%	—	—	9.0%

Receivables from dealers	$1,609	$34,012	$17,806	$25,515	$145,449
Average APR	3.5%	4.5%	3.8%	4.1%	3.6%
Discount	—	—	—	—	—

Leased vehicles	$1,267,291	$928,301	$909,924	$3,389,214	$1,419,605

Capital lease receivables	$31,503	$—	$16,527	$51,076	$—
Total originations retained	$5,047,826	$5,728,698	$4,349,401	$14,524,801	$13,871,538

Sold Originations
Retail installment contracts	$1,707,984	$640,252	$1,384,174	$4,906,267	$898,075
Average APR	4.8%	3.6%	4.1%	5.0%	3.7%

Receivables from dealers	$—	$133,475	$—	$8,724	$204,782
Average APR	—	3.0%	—	5.3%	2.9%

Leased vehicles	$—	$—	$369,114	$369,114	$—
Total originations sold	$1,707,984	$773,727	$1,753,288	$5,284,105	$1,102,857

Total SCUSA originations	$6,755,810	$6,502,425	$6,102,689	$19,808,906	$14,974,395

Facilitated Originations
Receivables from dealers	$139,408	$17,150	$108,759	$392,920	$17,150
Leased vehicles	464,523	—	486,446	1,196,637	—
Total originations facilitated for affiliates	$603,931	$17,150	$595,205	$1,589,557	$17,150

Total originations	$7,359,741	$6,519,575	$6,697,894	$21,398,463	$14,991,545

Table 5: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended			Nine Months Ended
	September 30, 2014	September 30, 2013	June 30, 2014	September 30, 2014	September 30, 2013
	(Dollars in thousands)			(Dollars in thousands)
Asset Sales
Retail installment contracts	$2,413,251	$739,112	$1,384,174	$5,483,149	$897,160
Average APR	4.8%	3.6%	4.1%	5.0%	3.7%

Receivables from dealers	$18,227	$204,782	$—	$18,227	$204,782
Average APR	4.7%	2.9%	—	4.7%	2.9%

Leased vehicles	$—	$—	$369,114	$369,114	$—
Total asset sales	$2,431,478	$943,894	$1,753,288	$5,870,490	$1,101,942

Table 6: Ending Portfolio

Ending held for investment portfolio, average APR and remaining unaccreted discount as of September 30, 2014 and December 31, 2013 are as follows:

	September 30, 2014	December 31, 2013
	(Dollars in thousands)
Retail installment contracts	$24,923,308	$23,199,341
Average APR	16.3%	16.3%
Discount	2.6%	2.8%

Unsecured consumer loans	$1,640,276	$1,165,778
Average APR	23.4%	24.0%
Discount	—	2.8%

Receivables from dealers	$97,826	$95,835
Average APR	4.3%	4.9%
Discount	—	—

Table 7: Reconciliation of Non-GAAP Measures

(Dollars in thousands, except per share data)	For the Nine Months Ended
	September 30, 2014
Net income	$519,316
Add back:
Stock compensation recognized upon IPO, net of tax	74,428
Other IPO-related expenses, net of tax	1,409
Core net income	$595,153

Weighted average common shares (diluted)	355,809,576
Net income per common share (diluted)	$1.46
Core net income per common share (diluted)	$1.67

	September 30, 2014	September 30, 2013
Total equity	$3,303,213	$2,569,158
Deduct: Goodwill and intangibles	127,991	128,573
Tangible common equity	$3,175,222	$2,440,585

Total assets	$30,641,292	$25,608,280
Deduct: Goodwill and intangibles	127,991	128,573
Tangible assets	$30,513,301	$25,479,707

Equity to assets ratio	10.8%	10.0%
Tangible common equity to tangible assets	10.4%	9.6%